Exhibit 99.1

FORESTAR REPORTS FISCAL 2021 THIRD QUARTER RESULTS
ARLINGTON, Texas (Business Wire) - July 20, 2021 — Forestar Group Inc. ("Forestar") (NYSE: FOR), a leading national residential lot developer, today reported financial results for the third quarter ended June 30, 2021.

Fiscal 2021 Third Quarter Highlights
All comparisons are year-over-year unless otherwise noted

•Revenues increased 76% to $312.9 million
•Pre-tax income increased 105% to $21.1 million, while pre-tax profit margin increased 90 basis points to 6.7%
◦Excluding an $18.1 million loss on extinguishment of debt, pre-tax income increased 281% to $39.2 million and pre-tax profit margin increased 670 basis points to 12.5%
•Owned and controlled lots increased 91% to 96,600 lots
•Achieved double-digit return on equity (ROE) of 10.0% for the trailing twelve months ended June 30, 2021, an improvement of 390 basis points; 5th consecutive quarter of ROE improvement

Daniel C. Bartok, CEO, said, “Strong demand for finished residential lots set the backdrop for another outstanding quarter of financial and operational performance from the Forestar team. They are doing an excellent job managing development projects and finding investment opportunities that meet our return thresholds. As we head into our fourth fiscal quarter, Forestar is well-positioned to continue capitalizing on the significant market demand for finished lots.”

Financial Results
Net income attributable to Forestar for the quarter increased 56% to $15.8 million, or $0.32 per diluted share, compared to $10.1 million, or $0.21 per diluted share, in the same quarter of fiscal 2020. Pre-tax income for the quarter increased 105% to $21.1 million from $10.3 million in the same quarter of fiscal 2020. The current quarter includes an $18.1 million pre-tax loss on extinguishment of debt related to the redemption of the Company’s 8.0% senior notes. Revenues for the third quarter of fiscal 2021 increased 76% to $312.9 million from $177.9 million in the same quarter of fiscal 2020, driven by a 91% increase in the number of lots sold.

Net income attributable to Forestar for the nine months ended June 30, 2021 increased 81% to $66.2 million, or $1.36 per diluted share, compared to $36.5 million, or $0.76 per diluted share, in the same period of fiscal 2020. Pre-tax income for the nine months ended June 30, 2021 increased 91% to $87.9 million from $46.1 million in the same period of fiscal 2020. The nine months ended June 30, 2021 includes an $18.1 million pre-tax loss on extinguishment of debt related to the redemption of the Company’s 8.0% senior notes. Revenues for the nine months ended June 30, 2021 increased 55% to $907.1 million from $584.3 million in the same period of fiscal 2020, driven by a 72% increase in the number of lots sold.

The Company's return on equity (ROE) was 10.0% for the trailing twelve months ended June 30, 2021. ROE is calculated as net income attributable to Forestar for the trailing twelve months divided by average stockholders' equity, where average stockholders' equity is the sum of ending stockholders' equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold in the quarter increased 91% to 3,858 lots compared to 2,023 lots in the same quarter of fiscal 2020. Lots sold in the fiscal year-to-date period increased 72% to 11,013 lots compared to 6,396 lots in the same period of fiscal 2020.

The Company's lot position on June 30, 2021 increased 91% from June 30, 2020 to 96,600 lots, of which 64,200 were owned and 32,400 were controlled through land and lot purchase contracts. Of the Company's owned lot position, 21,500 lots, or 33%, were under contract to sell to D.R. Horton, Inc. ("D.R. Horton") at June 30, 2021, representing at least $1.6 billion of future revenue. Another 17,900 lots, or 28%, of the Company's owned lots are subject to a right of first offer to D.R. Horton under the master supply agreement at June 30, 2021.

Lots owned on June 30, 2021 included 4,400 that are fully developed, of which approximately 600 are related to lot banking. On June 30, 2021, the Company had 900 lots under contract to sell to builders other than D.R. Horton, and during the quarter ended June 30, 2021, Forestar sold 139 lots to builders other than D.R. Horton, up from 32 lots in the prior year quarter. During the nine months ended June 30, 2021, Forestar sold 547 lots to builders other than D.R. Horton, up from 109 lots in the prior year period.

Capital Structure, Leverage and Liquidity
During the three and nine months ended June 30, 2021, the Company issued 0.4 million and 1.4 million shares of common stock under its at-the-market equity offering program for proceeds of $9.3 million and $32.6 million, respectively, net of commissions and other issuance costs.

Forestar ended the third quarter with $116.0 million of unrestricted cash and $349.8 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $465.8 million. Debt at June 30, 2021 totaled $704.1 million, and the Company's net debt to total capital ratio was 37.8%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, "Housing market conditions remain favorable across the country, and we now expect to deliver between 15,500 and 16,000 lots in fiscal 2021 as we continue to consolidate market share in the fragmented and under-capitalized U.S. lot development industry.

“Forestar's return-focused business model is centered on our high inventory turnover, lower risk lot manufacturing strategy. Our strategic and operational plan is underpinned by our low net leverage and strong liquidity, the engagement of our people and our strategic relationship with D.R. Horton, the nation’s largest homebuilder. With 96,600 lots owned and controlled at June 30, 2021, we expect robust growth with increasing profitability and returns in the coming years."

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, July 20) at 5:00 p.m. Eastern Time. The dial-in number is 877-407-9205, and the call will also be webcast from the Company’s website at investor.forestar.com.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 55 markets and 22 states and delivered 14,990 residential lots during the twelve-month period ended June 30, 2021. The Company is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements include that Forestar is well-positioned to continue capitalizing on the significant market demand for finished lots; we now expect to deliver between 15,500 and 16,000 lots in fiscal 2021 as we continue to consolidate market share in the fragmented and under-capitalized U.S. lot development industry; our strategic and operational plan is underpinned by our low net leverage and strong liquidity, the engagement of our people and our strategic relationship with D.R. Horton, the nation’s largest homebuilder; with 96,600 lots owned and controlled at June 30, 2021, we expect robust growth with increasing profitability and returns in the coming years.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton's controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the impact of COVID-19 on the economy and our business; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; competitive conditions in our industry; changes in our business strategy and our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; our ability to hire and retain key personnel; and the strength of our information technology systems and the risk of cybersecurity breaches and our ability to satisfy privacy and data protection laws and regulations. Additional information about issues that could lead to material changes in performance is contained in Forestar's annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are filed with the Securities and Exchange Commission.

Contact
Investor Relations:
Katie Smith, 817-769-1680
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	June 30, 2021	September 30, 2020
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$116.0	$394.3
Real estate	1,861.4	1,309.7
Investment in unconsolidated ventures	0.7	3.6
Income taxes receivable	—	6.3
Property and equipment, net	2.2	1.1
Other assets	34.7	24.9
Total assets	$2,015.0	$1,739.9
LIABILITIES
Accounts payable	$45.6	$29.2
Earnest money on sales contracts	146.9	98.3
Deferred tax liability, net	9.8	5.7
Accrued expenses and other liabilities	138.2	93.8
Debt	704.1	641.1
Total liabilities	1,044.6	868.1
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 49,527,108 and 48,061,921 shares issued and outstanding at June 30, 2021 and September 30, 2020, respectively	49.5	48.1
Additional paid-in capital	634.9	603.9
Retained earnings	285.1	218.9
Stockholders' equity	969.5	870.9
Noncontrolling interests	0.9	0.9
Total equity	970.4	871.8
Total liabilities and equity	$2,015.0	$1,739.9

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
	(In millions, except per share amounts)
Revenues	$312.9	$177.9	$907.1	$584.3
Cost of sales	257.1	157.1	753.8	510.3
Selling, general and administrative expense	16.9	11.2	48.7	32.8
Equity in loss (earnings) of unconsolidated ventures	—	0.1	(0.2)	(0.6)
Gain on sale of assets	—	—	—	(0.1)
Interest and other income	(0.3)	(0.8)	(1.2)	(4.2)
Loss on extinguishment of debt	18.1	—	18.1	—
Income before income taxes	21.1	10.3	87.9	46.1
Income tax expense	5.2	0.2	21.5	8.9
Net income	15.9	10.1	66.4	37.2
Net income attributable to noncontrolling interests	0.1	—	0.2	0.7
Net income attributable to Forestar Group Inc.	$15.8	$10.1	$66.2	$36.5

Basic net income per common share attributable to Forestar Group Inc.	$0.32	$0.21	$1.36	$0.76
Weighted average number of common shares	49.4	48.1	48.7	48.0

Diluted net income per common share attributable to Forestar Group Inc.	$0.32	$0.21	$1.36	$0.76
Adjusted weighted average number of common shares	49.5	48.1	48.7	48.1

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position
(Unaudited)

REVENUES
	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
	(In millions)
Residential lot sales:
Development projects	$274.8	$124.5	$797.0	$340.8
Lot banking projects	36.5	37.1	101.4	195.0
(Increase) decrease in contract liabilities	(3.9)	2.8	(3.9)	2.1
	307.4	164.4	894.5	537.9
Tract sales and other	5.5	13.5	12.6	46.4
	$312.9	$177.9	$907.1	$584.3

RESIDENTIAL LOTS SOLD
	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Development projects	3,330	1,556	9,606	4,234
Lot banking projects	528	467	1,407	2,162
	3,858	2,023	11,013	6,396

Average sales price per lot (1)	$80,700	$79,900	$81,600	$83,800

LOT POSITION
	June 30, 2021		September 30, 2020
Lots owned	64,200	(2)	42,400	(3)
Lots controlled through land and lot purchase contracts	32,400		18,100
Total lots owned and controlled	96,600		60,500
____________
(1)Excludes any impact from change in contract liabilities.
(2)Lots owned at June 30, 2021 included approximately 21,500 under contract to sell to D.R. Horton and 17,900 of which D.R. Horton had a right of first offer to purchase.
(3)Lots owned at September 30, 2020 included approximately 14,000 under contract to sell to D.R. Horton and 16,400 of which D.R. Horton had a right of first offer to purchase.